EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                    HMSR INC.

                              PT ACQUISITION CORP.

                                       and

                            POINT THERAPEUTICS, INC.









                          Dated as of November 15, 2001









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                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of November 15, 2001 (this "Agreement"), among HMSR Inc., a Delaware corporation ("Parent"), PT Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Point Therapeutics, Inc., a Massachusetts corporation (the "Company").

                                   WITNESSETH:

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Merger Sub to merge with the Company pursuant and subject to the terms and conditions set forth herein (the "Merger");

        WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

        WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's common stock, no par value (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                             ARTICLE I. THE MERGER

Section 1.1.   The Merger.

        (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the applicable provisions of the Massachusetts Business Corporation Law (the "MBCL"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the Commonwealth of Massachusetts. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

Section 1.2. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL and articles of merger as contemplated by the MBCL (collectively, the "Certificates of Merger"), together with any other documents required by law to effectuate the Merger, with the Secretary of State of the State of Delaware and the Secretary of State of the Commonwealth of Massachusetts, respectively, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the MBCL, respectively (the time of such filings, or such later time as may be specified in the Certificates of Merger, being the "Effective Time"). Each filing of the Certificates of Merger shall be made simultaneously with the other and as soon as possible after the closing of the transactions contemplated by this Agreement.


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Section 1.3.   Effect of the Merger. At the Effective Time, the effect of the
Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the DGCL and the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4.   Articles of Organization, By-laws.

       (a) Articles of Organization. At the Effective Time, the Articles of Organization of the Company, in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit 1.4(a) (as amended pursuant to the articles of merger to reflect the change in the corporation's name, as set forth in Section 1.4(c)), shall be the Articles of Organization of the Surviving Corporation until thereafter amended in accordance with the MBCL and such Articles of Organization.

       (b) By-laws. At the Effective Time, the by-laws of the Company, in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit 1.4(b), shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the MBCL, the Articles of Organization of the Surviving Corporation and such by-laws.

       (c) Name of Surviving Corporation. At the Effective Time and thereafter until changed as provided by law, the name of the Surviving Corporation shall be "Point Therapeutics Massachusetts, Inc."

Section 1.5. Directors and Officers. At the Effective Time, the initial directors of the Surviving Corporation shall be as set forth on Exhibit 1.5, each to hold office in accordance with the Articles of Organization and by-laws of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation shall be as set forth on Exhibit 1.5, each to hold office until their respective successors are duly elected or appointed and qualified.

Section 1.6. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of (i) any shares of capital stock of the Company, (ii) any shares of capital stock of Merger Sub or (iii) any shares of capital stock of Parent, the following provisions shall apply:

       (a) Conversion of Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b) and any Dissenting Shares), including the Conversion Shares (as defined below), shall be converted, subject to Section 1.6(f), into the right to receive the number of shares of validly issued, fully paid and nonassessable shares ("Parent Shares") of the common stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio. The "Exchange Ratio" shall be the quotient obtained by dividing (A) the Company Common Stock Per Share Price by (B) the Parent Common Stock Per Share Price. The "Company Common Stock Per Share Price" shall be equal to (X) the Company Valuation divided by (Y) the Number of Shares of Company Common Stock on a Fully Diluted Basis. The "Company Valuation" shall be $77,000,000. The "Parent Common Stock Per Share Price" shall be equal to (X) the Parent Valuation divided by (Y) the Number of Shares of Parent Common Stock on a Fully Diluted Basis. The initial "Parent Valuation" shall be $23,000,000. The initial Exchange Ratio shall be 37.3773. The Exchange Ratio, the Company Common Stock Per Share Price and the Parent Valuation are subject to adjustment pursuant to Section 1.14. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall, pursuant to the terms of the Preferred Stock Conversion Agreement and the terms of Article IV of the Company's Articles of Organization, be converted into shares of Company Common Stock immediately prior to the Effective Time (the "Conversion Shares").

        (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent and Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the


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part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

        (c) Stock Options.

               (1) At the Effective Time, each outstanding option to purchase Company Common Stock (a "Stock Option") granted under the Company's 1997 Stock Option Plan (the "Company Stock Option Plan"), whether vested or unvested, shall be deemed assumed by Parent and (i) each Stock Option assumed by Parent may be exercised only for shares of Parent Common Stock on the same terms and conditions as were in effect prior to the Effective Time, including, without limitation, any vesting periods, (ii) the number of shares of Parent Common Stock subject to each such Stock Option shall be the number of whole shares of Parent Common Stock (omitting any fractional share) determined by multiplying the number of shares of Company Common Stock subject to such Stock Option immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) by the Exchange Ratio and (iii) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent.

               (2) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions.

               (3) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(c).

               (4) Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), Parent shall file a Registration Statement on Form S-8 (or any successor form), as soon as reasonably practicable following the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, and Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

        (d) Company Warrants.

               (1) At the Effective Time, each outstanding warrant to purchase Company Common Stock (a "Company Warrant") shall be deemed assumed by Parent and (i) each Company Warrant assumed by Parent may be exercised only for shares of Parent Common Stock on the same terms and conditions as were in effect prior to the Effective Time, (ii) the number of shares of Parent Common Stock subject to each such Company Warrant shall be the number of whole shares of Parent Common Stock (omitting any fractional share) determined by multiplying the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time (not taking into account whether or not such warrant was in fact exercisable) by the Exchange Ratio and (iii) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under each such Company Warrant by the Exchange Ratio and rounding up to the nearest cent. Parent shall issue a new warrant (in form and substance satisfactory to the holder of each Company Warrant) for each Company Warrant assumed by Parent under this
        Section 1.6(d).

               (2) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Warrant an appropriate notice setting forth such holder's rights pursuant thereto, and such Company Warrant shall continue in effect on the same terms and conditions.


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               (3) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(d).

        (e) Capital Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

        (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

        (g) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender cash equal to the product of (i) such fraction and (ii) the average of the last sale prices per share of Company Common Stock on the OTC Bulletin Board for the thirty (30) consecutive days on which the OTC Bulletin Board is open for quotation immediately preceding the date upon which the Effective Time occurs.

Section 1.7.   Exchange of Certificates.

        (a) Exchange Agent. At or prior to the Effective Time, Parent shall supply, or shall cause to be supplied, to or for the account of American Stock Transfer & Trust Company, or such other bank or trust company as shall be designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, certificates evidencing Parent Shares issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares and any dividends and distributions. Notwithstanding the foregoing, nothing in this
Section 1.7 shall obligate Parent to declare any dividends or distributions with respect to its capital stock.

        (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of fractional shares as provided in Section 1.6(g) (such Parent Shares, dividends, distributions and cash being, collectively, the "Merger Consideration") and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Common Stock will be deemed from and after the Effective Time, to represent for all purposes, other than the payment of dividends and subject to Section 1.6(f), only the right to receive upon such surrender a certificate representing the number of Parent Shares into which such shares of Company Common Stock shall have been so converted.


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        (c) Distributions With Respect to Unexchanged Parent Shares. No
dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law and the provisions of
Section 1.7(f) below, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares.

        (d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (e) No Liability. At any time following six months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent any Merger Consideration which had been made available to the Exchange Agent by or on behalf of Parent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any shares of Parent Common Stock or other amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

        (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

Section 1.8. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company.

Section 1.9. No Further Ownership Rights in Company Common Stock or Company Preferred Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares or Company Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares or shares of Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

Section 1.10. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and delivery of bond in such sum as it may reasonably direct



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as indemnity against any claim that may be made against Parent or the Exchange
Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, such Parent Shares as may be required pursuant to Section 1.6.

Section 1.11. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

Section 1.12. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary reasonable action.

Section 1.13.  Dissenting Shares.

        (a) Notwithstanding any provision of this Agreement to the contrary, any Shares that are outstanding immediately prior to the Effective Time and which are held by holders of Company Common Stock who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 89 of the MBCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of such Section 89, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration without any interest thereon, upon surrender, in the manner provided in Section 1.7(b), of the Certificate or Certificates that formerly evidenced such shares.

        (b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the MBCL and received by the Company. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

Section 1.14   Adjustments.

        (a) On the date that is not less than thirty (30) days prior to the anticipated Effective Time of the Merger, as mutually agreed by the parties, Parent shall prepare and deliver to the Company an unaudited statement that shall consist solely of a balance sheet of Parent as at the last day of the most recent prior month (the "Statement Date") and an income statement of Parent covering the period from October 1, 2001 through the Statement Date (the "Closing Statement") on a basis prepared in accordance with GAAP applied consistently with the Parent SEC Reports (as defined in Section 3.7(a)). Such Closing Statement shall include a good faith estimation of the Net Available Cash (as defined in Section 8.3(i)) on the anticipated closing date of the Merger (the "Estimated Net Available Cash"), taking into account all expenses relating to the Merger expected to be incurred by Parent ("Parent Merger Expenses") and all other anticipated liabilities not set forth on the Closing Statement. Within ten (10) days following the delivery of the Closing Statement by Parent to the Company, the Company may object to the Estimated



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Net Available Cash calculation by notifying Parent in writing; if the Company does not so object, the "Final Net Available Cash" shall equal the Estimated Net Available Cash. If the Company objects to the Estimated Net Available Cash calculation, the parties shall attempt to resolve such dispute by negotiation and mutually agree upon the Final Net Available Cash. Parent shall cooperate with the Company and provide the Company and the Company's certified public accountants with reasonable access to all information used by Parent to prepare the Closing Statement. If the parties are unable to resolve such dispute within ten (10) days of any objection by the Company, the parties shall appoint one of the five largest independent certified public accounting firms, as shall be mutually agreed upon, who shall, at Parent's and the Company's joint expense, review the Closing Statement and Estimated Net Available Cash calculation and determine the adjustment to the Estimated Net Available Cash, if any, necessitated. The finding of such accounting firm shall be deemed to be the Final Net Available Cash and shall be binding on the parties hereto. If the Final Net Available Cash is less than $16,500,000, the Parent Valuation shall be adjusted to be equal to (X) the then-current Parent Valuation minus (Y) the Shortfall. The "Shortfall" means the positive number, if any, obtained by subtracting the Final Net Available Cash from $16,500,000. The acceptance by the Company and Parent of the Final Net Available Cash Calculation shall not constitute or be deemed to constitute a waiver of the rights of such party pursuant to Sections 6.1, 6.2 and 6.3, as applicable, or a waiver of any breach of any representation, warranty or agreement herein.

        (b) If, prior to the Effective Time, there is any change in the Number of Shares of Company Common Stock Outstanding on a Fully Diluted Basis, the Company Common Stock Per Share Price shall be adjusted pursuant to the formula for the Company Common Stock Per Share Price set forth in Section 1.6(a). If, prior to the Effective Time, there is any change in the Number of Shares of Parent Common Stock Outstanding on a Fully Diluted Basis, the Parent Common Stock Per Share Price shall be adjusted pursuant to the formula for the Parent Common Stock Per Share Price set forth in Section 1.6(a).

        (c) For purposes of this Section 1.14, Parent Merger Expenses shall include without limitation all amounts payable (whether payable before, at or after the Effective Time) to employees and consultants of Parent who are employed or engaged by Parent prior to the Effective Time, including all amounts payable pursuant to the employment and consulting agreements listed on Exhibit 1.14(c) and (ii) all premiums to be paid by Parent for the directors' and officers' tail insurance coverage described in Sections 6.3(h).

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 2.1. Organization and Qualification; No Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals does not constitute a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect. The Company has no subsidiaries.

Section 2.2. Articles of Organization and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Organization and by-laws as most recently restated and amended to date. Such Articles of Organization and by-laws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Organization or by-laws.

Section 2.3. Capitalization. The authorized capital stock of the Company consists of (1) 2,500,000 shares of Company Common Stock and (2) 387,500 shares of Company Preferred Stock. As of the date of this Agreement, (i) 1,387,400 shares of Company Common Stock were issued and outstanding, all of which were validly issued, and are fully paid and nonassessable, and no shares of Company Common Stock were held in treasury, (ii) 387,500 shares of



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Company Preferred Stock were issued and outstanding, all of which were validly issued, and are fully paid and nonassessable, and no shares of Company Preferred Stock were held in treasury, (iii) 425,000 shares of Company Common Stock were reserved for future issuance under the Company Stock Option Plan, (iv) options to purchase 238,696 shares of Company Common Stock have been granted under the Company Stock Option Plan, (v) 387,500 shares of Company Common Stock were reserved for issuance upon conversion of outstanding shares of Company Preferred Stock, and (vi) 46,871 shares of Company Common Stock were reserved for issuance upon the exercise of Company Warrants. Pursuant to the terms of Article IV of the Articles of Organization of the Company, each share of Company Preferred Stock shall automatically be converted into the number of shares of Company Common Stock into which each such share of Company Preferred Stock is convertible at the Applicable Conversion Rate (as defined in Article IV of the Articles of Organization of the Company) then in effect upon the conversion of at least two-thirds of the aggregate number of shares of Company Preferred Stock issued pursuant to the Series A Stock Purchase Agreement and the Series B Stock Purchase Agreement (each as defined in Article IV of the Articles of Organization of the Company). Each outstanding share of Company Preferred Stock was issued pursuant to the Series A Stock Purchase Agreement or the Series B Stock Purchase Agreement. The Applicable Conversion Rate in effect as of the date hereof is 1.00, which would result in the conversion of each share of Company Preferred Stock into 1.00 shares of Company Common Stock if such shares were converted on the date hereof pursuant to Article IV of the Company's Articles of Organization. Pursuant to the terms of the Preferred Stock Conversion Agreement, holders of shares of Company Preferred Stock constituting at least two-thirds of the aggregate number of shares of Company Preferred Stock issued pursuant to the Series A Stock Purchase Agreement and the Series B Stock Purchase Agreement have agreed to convert such shares into shares of Company Common Stock immediately prior to the Effective Time. Except as set forth in this Section 2.3 or Section 2.11 of the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "Company Disclosure Schedule"), there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character which either (i) obligate the Company to issue, sell, transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock of, or other equity interests in, the Company or (ii) restrict or limit the voting, disposition or other transfer of any shares of capital stock of the Company. None of the options, warrants, rights, agreements, arrangements or commitments identified in Section 2.3 or Section 2.11 of the Company Disclosure Schedule provide that upon exercise or conversion the holder thereof shall receive cash. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company. Except as set forth in Section 2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any other entity. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters which stockholders may vote are issued and outstanding. Section 2.3 of the Company Disclosure Schedule includes a complete and correct list setting forth as of the date hereof (i) the number of warrants and options of the Company outstanding, (ii) the dates on which such warrants and options were granted, (iii) the name of the holders of such warrants and options and (iv) the exercise price of each such warrant and option. The Company has delivered to Parent complete and correct copies of all stock option and similar plans of the Company, all forms of Options issued thereunder and copies of all warrants and warrant agreements of the Company.

Section 2.4.   Authority Relative to this Agreement.

        (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Common Stock and the holders of at least two-thirds of the outstanding shares of Company Preferred Stock, each voting as a separate class, entitled to vote in accordance with the MBCL and the

Company's Articles of Organization and by-laws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity.

        (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement, including, but not limited to, all actions necessary to render the provisions of Chapter 110F of the MBCL inapplicable to this Agreement and the Merger. The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into the Merger with Merger Sub upon the terms and subject to the conditions of this Agreement, and has recommended that the Company's stockholders approve and adopt this Agreement and the Merger.

Section 2.5.   Noncontravention; Required Filings and Consents.

        (a) Each material contract (including all amendments thereto) to which the Company is a party or by which the Company is bound is identified in Section 2.5(a) of the Company Disclosure Schedule. A "material contract" shall include, but not be limited to: (i) contracts with any current or former officer or director of the Company; (ii) contracts for the sale of any real property or other material assets of the Company or for the purchase of real property or other material assets other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its material assets; (iii) contracts containing covenants of the Company not to compete in any line of business or with any person in any geographical area; (iv) indentures, credit agreements, mortgages, promissory notes, and all contracts relating to the borrowing of money; (v) contracts, agreements or arrangements with any affiliate of the Company, and (vi) joint venture agreements to which the Company is a party.

        (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) the Company has not breached, is not in default under, or has not received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in Section 2.5(a), (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instrument referred to in Section 2.5(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in Section 2.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that do not constitute a Company Material Adverse Effect.

        (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Organization or by-laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or by which its or any of its properties is bound or affected, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its respective properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not constitute a Company Material Adverse Effect.

        (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority or third party except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), and the filing and recordation of appropriate merger or other documents as required by the DGCL and the MBCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, and otherwise prevent the Company from performing its obligations under this Agreement, and do not constitute a Material Adverse Effect.

Section 2.6.   Compliance with Applicable Laws, Permits.

        (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, the Company is not in conflict with, or in default or violation of, and has not violated (i) any Law applicable to the Company or its business or by which its properties are bound or affected nor (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected, except, in each case, for any such conflicts, defaults or violations which do not constitute a Company Material Adverse Effect.

        (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company as it is now being conducted (collectively, the "Company Permits"). The Company is in compliance with the terms of the Company Permits, except where the failure to so comply does not constitute a Company Material Adverse Effect.

Section 2.7.   Financial Statements.

        Each of the financial statements (including, in each case, any related notes thereto) identified in Section 2.7 of the Company Disclosure Schedule (true and complete copies of which have been provided to Parent) (the "Company Financial Statements") was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

Section 2.8.   Absence of Certain Changes or Events. Except as set forth in
Section 2.8 of the Company Disclosure Schedule, since September 30, 2001, the Company has conducted its business in the ordinary course and there has not occurred any action or event that would have required the consent of Parent pursuant to Section 4.1(a) through Section 4.1(j) had such action or event occurred after the date of this Agreement.

Section 2.9. No Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the Company Financial Statements (or in the notes thereto) or as set forth in Section 2.9 of the Company Disclosure Schedule, the Company does not have (i) any liabilities or obligations of any material nature that would be required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto or (ii) outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, known or unknown, or otherwise and whether due or to become due), except in either case for liabilities and obligations that have been incurred since the date of the Company Financial Statements in the ordinary course of business consistent with past practices and that would not reasonably be likely, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 2.10. Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations (collectively, "Claims") pending or, to the knowledge of the Company, threatened (nor, to the knowledge of the Company, is there any basis for any present or future material claim, action, suit, proceeding or investigation) against the Company, or any properties or rights of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

Section 2.11.  Employee Benefit Plans, Employment Agreements.

        (a) Section 2.11(a) of the Company Disclosure Schedule identifies any employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any material employee welfare plans (as defined in Section 3(1) of ERISA), and any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the "Company Employee Plans") which could result in any material liability of the Company or any member of its controlled group within the meaning of Section 414(b) and 414(c) of the Code. Except in each case as set forth in Section 2.11 of the Company Disclosure Schedule or where the liability, individually or in the aggregate with respect to the following, does not constitute a Company Material Adverse Effect, (i) there has been no breach of fiduciary duty or "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plans; (ii) all Company Employee Plans have been operated in accordance with their terms and are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed all obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter (or where no determination letter is required, a favorable opinion letter) from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (iv) all contributions required to be made to any Company Employee Plan pursuant to
Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates;
(v) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no Company Employee Plan will cause or be reasonably expected to cause any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course), and no Company Employee subject to Title IV of ERISA has terminated within the past six years; and (vii) neither the Company nor any member of its controlled group (within the meaning of Section 414(b) or 414(c) of the Code) has ever contributed or had any obligation to a "multiemployer plan" or a "multiple employer welfare plan" within the meaning of Sections 3(37)(A) or 3(40)(A) of ERISA.

        (b) Section 2.11(b) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; or (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

        (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of the Company; (ii) all agreements with consultants who are individuals obligating the Company to make cash payments in an amount exceeding $10,000 annually; (iii) all employees of, or consultants to, the Company who have executed a non-competition agreement with the Company; (iv) all severance agreements, programs and policies of the Company with or relating to its employees, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions. Neither the Company nor any member of its controlled group within the meaning of Sections 414(b)and 414(c) of the Code is obligated to make any payments or to become party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

Section 2.12. Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule: (i) there are no claims or proceedings pending or threatened between the Company and any of its employees; (ii) the Company is not a party, nor has ever been a party, to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company. The Company and each member of its controlled group within the meaning of Sections 414(b) and 414(c) of the Code is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Training Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, the misclassification of independent contractors as employees, occupational safety and health requirements, and unemployment insurance.

Section 2.13. Registration Statement: Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement (as defined in Section 3.13) will at the time the Registration Statement (including any amendments and supplements thereto) is filed with the SEC and when declared effective by the SEC under the Securities Act of 1933, as amended (the "Act") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading. None of the information supplied by the Company for inclusion or incorporation by reference in the proxy statement/prospectus of the Company to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "Company Stockholders' Meeting") and the proxy statement/prospectus of Parent to be sent to the stockholders of Parent (which shall also constitute the prospectus in respect of Parent Common Stock to be exchanged for Shares) in connection with the meeting of the stockholders of Parent to consider the Merger (the "Parent Stockholders' Meeting," and together with the Company Stockholders' Meeting, the "Stockholders Meetings") (such proxy statements/prospectuses as amended or supplemented are collectively referred to herein as the "Proxy Statements"), will, on the date the Proxy Statements (or any amendment thereof or supplement thereto) are first mailed to stockholders, at the time of the Stockholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, are false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statements, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in any of the foregoing documents.

Section 2.14. Title to Property. Except as set forth in Section 2.14 of the Company Disclosure Schedule: (a) the Company has good and defensible title to all of their properties and assets, free and clear of all Liens, charges and encumbrances, except Liens for taxes not yet due and payable and such liens or other imperfections of title, which do not constitute a Company Material Adverse Effect; and (b) all leases pursuant to which the Company leases from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default does not constitute a Company Material Adverse Effect.

Section 2.15.  Taxes.

        (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes filed or required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns and any amendments thereto.

        (b) Other than as disclosed in Section 2.15(b) of the Company Disclosure Schedule, (i) the Company has filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by it, (ii) the Company has paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and has paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required)and with respect to which the Company is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required unless the failure to do so does not constitute a Company Material Adverse Effect. Except as does not involve or would not result in liability to the Company that constitutes a Company Material Adverse Effect: (i) there are no tax liens on any assets of the Company; and (ii) the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the balance sheet of theCompany as at December 31, 2000 are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the 2000 Company Balance Sheet, and the accruals and reserves for Taxes (including deferred taxes) reflected in the books and records of the Company as at the last day of the Company's most recently completed fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the 2000 Company Balance Sheet.

        (c) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, the Company does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

Section 2.16. Environmental Matters. Except as set forth in Section 2.16 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, does not constitute a Company Material Adverse Effect, the Company: (i) has obtained all Approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") by the Company or its agents; (ii) is in compliance with all terms and conditions of such required Approvals, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, is not aware of nor has received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company (or any of its agents) thereunder.

Section 2.17.  Intellectual Property.

        (a) Set forth in Section 2.17(a) of the Company Disclosure Schedule is a complete listing of each of the following items: (i) all patents and applications therefor that are owned by the Company ("Company Owned Patent Rights"), (ii) all patents and applications therefor that are licensed to the Company ("Company Licensed Patent Rights"), and set forth in Schedule 2.17(e) is a complete list of all Company's registrations and applications for all registered and pending trademarks, service marks and copyrights ("Company Owned Trademark and Copyright Rights") (Company Owned Patent Rights, Company Licensed Patent Rights and Company Owned Trademark and Copyright Rights collectively referred to herein as "Company Intellectual Property") (iii) all licenses, sublicenses, agreements and contracts relating to the Company Intellectual Property, pursuant to which the Company is entitled to make, use, sell or offer to sell any Company Intellectual Property Rights or products related thereto, (excluding commercially available end-user computer software licenses, where the total license fees for such software do not exceed $500 per license per calendar year, used in the ordinary course of business ("Commercial Software Licenses")) and (iv) all licenses, sublicenses, material transfer, confidentiality and other agreements and contracts under which the Company has granted any third party the right to make, use, sell or offer to sell any Company Intellectual Property. The Company has provided true and complete copies of all items, documents or agreements set forth in Section 2.17(a) of the Company Disclosure Schedule.

        (b) The Company is the sole and exclusive owner of the Company Owned Patent Rights, free and clear of any liens, security interests or other encumbrances, subject only to the scheduled licenses. The Company is the exclusive or non-exclusive licensee, as applicable, of the Company Licensed Patent Rights. All patents and patent applications of the Company Intellectual Property are in good standing and there has been no adverse adjudication relating to the validity and/or enforceability of any issued patent or issued registration of the Company Intellectual Property.

        (c) The Company is in compliance in all material respects with the agreements listed in Schedule 2.17(a) and has not received notice and does not know of any reason that would justify the licensor or licensee thereof, as applicable, to assert material non-compliance, payments in arrears, or material breach. The Company is not, and will not be as a result of the execution, delivery, or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, in breach, violation or default of any such licenses.

        (d) Except as set forth in Section 2.17(b) and 2.17(e) of the Company Disclosure Schedule, no claims or disputes with respect to the Company Intellectual Property have been asserted or, to the knowledge of the Company, are threatened by any person that constitute a Company Material Adverse Effect
(i) to the effect that the manufacture, sale, licensing, or use of PT-100 as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company infringes on any rights of a third party, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology or know-how and applications used in the business of the Company as currently conducted or as proposed to be conducted, (iii) challenging the ownership by the Company or the validity or enforceability of any of the Company Intellectual Property; or
(iv) to the best knowledge of the Company, to the effect that the manufacture, sale, licensing, or use of any product as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by a third party infringes on any Company Intellectual Property. No Company Intellectual Property or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company.

        (e) The Company is authorized by The Commonwealth of Massachusetts to do business under the name "Point Therapeutics Inc."

Section 2.18. Insurance. The Company maintains fire and casualty, general liability, product liability, employee benefits liability and directors and officers insurance policies with reputable insurance carriers, which provide full and adequate coverage for all normal risks incident to the business of the Company and its respective properties and assets and are in character and amount similar to that carried by entities engaged in similar business and subject to the same or similar perils or hazards.

Section 2.19. Brokers. No broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or affiliates.

Section 2.20. Change in Control Payments. Except as set forth on Section 2.20 of the Company Disclosure Schedule, the Company does not have any plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

Section 2.21. Voting Requirements. The affirmative vote of at least two-thirds of the outstanding shares of Company Common Stock and the holders of at least two-thirds of the outstanding shares of Company Preferred Stock entitled to vote thereon as described in Section 5.2 hereof with respect to the approval of the Merger is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 2.22. Unlawful Payments and Contributions. To the knowledge of the Company, neither the Company nor any of its respective directors, officers or any of their respective employees or agents has (i) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee;
(iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person.


Section 2.23.  Affiliate Transactions. Except to the extent disclosed in Section
2.23 of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Company, on the one hand, and the Company's affiliates (other than wholly-owned Subsidiaries of the Company), on the other hand ("Company Affiliate Agreements"). Except to the extent disclosed in Section 2.23 of the Company Disclosure Schedule, since December 31, 1997 no payments have been made to any affiliate of the Company other than as specifically required by the Company Affiliate Agreements, no payments will be made in connection with this Agreement (except as provided for herein) and, after consummation of the Merger, the Company shall not have any obligations or liabilities to any affiliate or officer or director of the Company.

Section 2.24. Disclosure. No representation or warranty made by the Company in this Agreement, nor any statement contained in any certificate, schedule or other document or instrument delivered by the Company or its representatives pursuant hereto, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made.

   ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 3.1. Organization and Qualification; Subsidiaries. Each of Parent and each of its subsidiaries (as listed in Section 3.1 of Parent Disclosure Schedule) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals does not constitute a Parent Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that do not constitute a Parent Material Adverse Effect.

Section 3.2. Certificate of Incorporation and By-laws. Parent has heretofore furnished or made available to the Company a complete and correct copy of the Certificate of Incorporation and by-laws, as most recently restated and amended to date, of Parent and each of its direct and indirect subsidiaries. Such Certificates of Incorporation and by-laws are in full force and effect. Neither Parent nor any of its direct or indirect subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or by-laws.

Section 3.3.   Capitalization.

        (a) The authorized capital stock of Parent consists of (1) 35,000,000 shares of Parent Common Stock and (2) 1,000,000 shares of preferred stock, $.01 par value per share ("Parent Preferred Stock"). As of the date of this Agreement, 18,891,897 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, and are fully paid and nonassessable, no shares were held in treasury, (ii) no shares of Parent Preferred Stock were issued and outstanding, none of which were held in treasury, (iii) 2,500,000 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding stock options granted under Parent's stock option and employee stock purchase; (iv) options to purchase 1,745,500 shares of Parent Common Stock have been granted under Parent's stock option and employee stock purchase plans; and
(v) 2,367,000 shares of Parent Common Stock were reserved for issuance upon the exercise of Parent warrants. Except as set forth in this Section 3.3 or Section
3.11 of the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Parent Disclosure Schedule"), there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character which either (i) obligate Parent to issue, sell, transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock of, or other equity interests in, Parent or (ii) restrict or limit the voting, disposition or other transfer of any shares of capital stock of Parent. There are no outstanding stock appreciation rights or similar derivative securities or rights of Parent. Except as set forth in Section 3.3 of Parent Disclosure Schedule, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any other entity. Except for shares of Merger Sub and the subsidiaries named in Section 3.3 of the Parent Disclosure Schedule, Parent does not own, directly or indirectly, any equity securities, or options, warrants or other rights to acquire equity securities, or securities convertible into or exchangable for equity securities, of any other corporation, trust or other entity nor any partnership interest in any general or limited partnership or unincorporated joint venture. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters which stockholders may vote are issued and outstanding. Section 3.3 of the Parent

Disclosure Schedule includes a complete and correct list setting forth as of the date hereof (i) the number of warrants and options of the Parent outstanding,
(ii) the dates on which such warrants and options were granted, (iii) the name of the holders of such warrants and options and (iv) the exercise price of each such warrant and option. Parent has delivered or made available to the Company complete and correct copies of all stock option and similar plans of Parent, all forms of Options issued thereunder and copies of all warrants and warrant agreements of Parent.

        (b) The authorized stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which were duly authorized, and are validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by Parent.

        (c) The authorized capital stock of HemaPharm Inc., a Delaware corporation is (i) 12,000,000 shares of common stock, par value $.01 per share, 1,000,000 of which were duly authorized and are validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and each issued and outstanding share is owned by Parent and (ii) 2,000,000 shares of preferred stock, par value $.01 per share, none of which are outstanding.

        (d) The authorized capital stock of HemaSure AB, a Swedish Corporation is 500 common shares, par value 100 SEK per share, all of which were duly authorized and are validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by Parent.

        (e) All of the issued and outstanding shares of capital stock of HemaSure A/S were duly authorized and are validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and each such issued and outstanding share of capital stock is owned by Parent or HemaPharm Inc., a wholly owned subsidiary of Parent.

        (f) There are no outstanding options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of the capital stock of Merger Sub, HemaPharm Inc., HemaSure AB, or HemaSure A/S (each a "Subsidiary"), and there are no agreements or commitments to which any Subsidiary is a party or by which a Subsidiary is bound pursuant to which a Subsidiary may be required to issue additional shares of its capital stock.

        (g) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Section 1.6 (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights created by statute, the Certificate of Incorporation or by-laws of Parent or any agreement to which Parent is a party or is bound and (ii) will, when issued, be registered under the Securities Act and registered or exempt from registration under applicable Blue Sky Laws.

Section 3.4.   Authority Relative to this Agreement.

        (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (other than the approval of the issuance of Parent Common Stock in the Merger by the affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock present in person, or represented by proxy, and entitled to vote thereon at the meeting of holders of Parent Common Stock to be called therefor, provided that the shares so present or represented constitute a majority of the outstanding shares of Parent Common Stock and the affirmative vote of the holders of a majority of the voting power of the shares of Parent Common Stock present in person, or represented by proxy, and entitled to vote thereon at the meeting of the holders of Parent Common Stock to be called therefor) are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity.

        (b) Each of the Board of Directors of Parent and Merger Sub has duly and validly approved and taken all corporate action required to be taken by each Board of Directors for the consummation of the transactions contemplated by this Agreement including, but not limited to, all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the Merger. Each of the Board of Directors of Parent and Merger Sub have determined that it is advisable and in the best interests of the stockholders of each of Parent and Merger Sub for Parent and Merger Sub to enter into the Merger with the Company upon the terms and subject to the conditions of this Agreement, and has recommended that the stockholders of Parent and Merger Sub approve and adopt this Agreement and the Merger.

Section 3.5.   Noncontravention; Required Filings and Consents.

        (a) The exhibit index to Parent's most recently filed Annual Report on Form 10-K, as supplemented by Section 3.5(a) of Parent Disclosure Schedule, includes each material contract (including all amendments thereto) to which Parent or any of its subsidiaries is a party or by which any of them is bound and which would be required pursuant to the Exchange Act and the rules and regulations thereunder to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K.

        (b) Except as disclosed in Section 3.5(b) of Parent Disclosure Schedule,
(i) neither Parent nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in Section 3.5(a),
(ii) to the best knowledge of Parent, no other party to any of the agreements, contracts or other instrument referred to in Section 3.5(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in Section 3.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that do not constitute a Parent Material Adverse Effect.

        (c) Except as set forth in Section 3.5(c) of Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or by-laws of Parent or Merger Sub,
(ii) conflict with or violate any Laws applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) or (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not constitute a Parent Material Adverse Effect.

        (d) Except as set forth in Section 3.5(d) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger

Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority, or third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, and otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and do not constitute a Parent Material Adverse Effect.

Section 3.6.   Compliance with Applicable Laws, Permits.

        (a) Except as disclosed in Section 3.6(a) of Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, or has violated, (i) any Law applicable to Parent or its business or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in each case, for any such conflicts, defaults or violations which do not constitute a Parent Material Adverse Effect.

        (b) Except as disclosed in Section 3.6(b) of Parent Disclosure Schedule, Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of Parent Permits, except where the failure to so comply does not constitute a Parent Material Adverse Effect.

Section 3.7.   SEC Filings; Financial Statements.

        (a) Parent has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered or made available to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal year ended December 31, 2000 (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) since January 1, 1998, (iv) all other reports or registration statements filed by Parent with the SEC since January 1, 1998, and (v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC ((i)-(v) collectively, the "Parent SEC Reports"). Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries are required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

Section 3.8.   Absence of Certain Changes or Events. Except as set forth in
Section 3.8 of Parent Disclosure Schedule or in Parent SEC Reports, since June 1, 2001, Parent has conducted its business in the ordinary course and in a manner consistent with past practice and there has not occurred any action or event that would have required the consent of the Company pursuant to Section 4.3(a) through Section 4.3(j) had such action or event occurred after the date of this Agreement.

Section 3.9. No Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on Parent's audited balance sheet (including any related notes thereto) as of December 31, 2000 included in Parent's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Parent Balance Sheet") or as set forth in Section 3.9 of the Parent Disclosure Schedule, Parent does not have (i) any liabilities or obligations of any material nature that would be required by GAAP to be set forth on a balance sheet of Parent or in the notes thereto or (ii) outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, known or unknown or otherwise and whether due or to become due), except in either case for liabilities and obligations that have been incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and that would not reasonably be likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 3.10. Absence of Litigation. Except as set forth in Section 3.10 of Parent Disclosure Schedule, there are no Claims pending or, to the knowledge of Parent, threatened (nor, to the knowledge of Parent, is there any basis for any present or future material claim, action, suit, proceeding or investigation) against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

Section 3.11.  Employee Benefit Plans, Employment Agreements.

        (a) Section 3.11(a) of Parent Disclosure Schedule identifies any employee pension plans (as defined in Section 3(2) of ERISA), any material employee welfare plans (as defined in Section 3(1) of ERISA), and any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the "Parent Employee Plans") which could result in any material liability of Parent or any member of its controlled group within the meaning of Section 414(b) and 414(c) of the Code. Except in each case as set forth in Section 3.11(a) of Parent Disclosure Schedule or where the liability, individually or in the aggregate with respect to the following, does not constitute a Parent Material Adverse Effect, (i) there has been no breach of fiduciary duty or "prohibited transaction," as such term is defined in section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plans; (ii) all Parent Employee Plans have been operated in accordance with their terms and are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the PBGC, the IRS or Secretary of the Treasury), and Parent and each of its subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of Parent Employee Plans; (iii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter (or where no determination letter is required, a favorable opinion letter) from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (iv) all contributions required to be made to any Parent Employee Plan pursuant to
Section 412 of the Code, or the terms of Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no Parent Employee Plan will cause or be reasonably expected to cause any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course); (vii) Parent has not incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course), and no Parent Employee subject to Title IV of ERISA has terminated within the past six years; and (viii) neither Parent nor any member of its controlled group (within the meaning of Section 414(b) or 414(c) of the Code) has ever contributed or had any obligation to a "multiemployer plan" or a "multiple employer welfare plan" within the meaning of Sections 3(37)(A) or 3(40)(A) of ERISA .

        (b) Section 3.11(b) of Parent Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of Parent or any of its subsidiaries who holds (i) any option to purchase Parent Common Stock as of the date hereof, together with the number of shares of Parent Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an ISO within the meaning of Section 422(b) of the Code, and the expiration date of such option; (ii) any other right, directly or indirectly, to acquire Parent Common Stock, together with the number of shares of Parent Common Stock subject to such right. Section 3.11(c) of Parent Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

        (c) Section 3.11(c) of Parent Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of Parent or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating Parent or any of its subsidiaries to make cash payments in an amount exceeding $10,000 annually; (iii) all employees of, or consultants to, Parent or any of its subsidiaries who have executed a non-competition agreement with Parent or any of its subsidiaries; (iv) all severance agreements, programs and policies of Parent or any of its subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of Parent or any of its subsidiaries with or relating to its employees which contain change in control provisions. Neither Parent nor any member of its controlled group within the meaning of Sections 414(b) and 414(c) of the Code is obligated to make any payments or to become party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

Section 3.12. Labor Matters. Except as set forth in Section 3.12 of Parent Disclosure Schedule, (i) there are no claims or proceedings pending or threatened between Parent or any of its subsidiaries and any of their respective current or former employees, and (ii) neither Parent nor any of its subsidiaries are parties, nor have ever been parties, to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or any of its subsidiaries. Parent and each member of its controlled group within the meaning of Sections 414(b) and 414(c) of the Code is (and, during the past five years, has been) in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Training Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, the misclassification of independent contractors as employees, occupational safety and health requirements, and unemployment insurance.

Section 3.13. Registration Statement: Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement pursuant to which Parent Common Stock to be issued in the Merger will be registered with the SEC on Form S-4 (together with all amendments thereto) (the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is filed with the SEC and when declared effective by the SEC under the Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. None of the information supplied by Parent for inclusion or incorporation by reference in the Proxy Statements will, on the date the Proxy Statements (or any amendment thereof or supplement thereto) are first mailed to stockholders, at the time of the Stockholders Meetings or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statements, Parent or Merger Sub shall promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in any of the foregoing documents.

Section 3.14. Title to Property. Except as set forth in Section 3.14 of Parent Disclosure Schedule: (a) Parent and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all Liens, charges and encumbrances, except Liens for taxes not yet due and payable and such liens or other imperfections of title, which do not constitute a Parent Material Adverse Effect; and (b) all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default does not constitute a Parent Material Adverse Effect.

Section 3.15.  Taxes.

        (a) Other than as disclosed in Section 3.15 of Parent Disclosure Schedule, (i) Parent and its subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, (ii) Parent and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which Parent is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining reserves to the extent currently required unless the failure to do so does not constitute a Parent Material Adverse Effect. Except as does not involve or would not result in liability to Parent that constitutes a Parent Material Adverse Effect: (i) there are no tax liens on any assets of Parent or any subsidiary thereof; and (ii) neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the balance sheet of Parent as at June 30, 2001 included in Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with Parent Balance Sheet, and the accruals and reserves for Taxes (including deferred taxes) reflected in the books and records of Parent as at the last day of Parent's most recently completed fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with Parent Balance Sheet.

        (b) Parent is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of Parent, Parent does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax. Section 3.16. Environmental Matters. Except as set forth in Section 3.16 of Parent Disclosure Schedule, and except in all cases as, in the aggregate, does not constitute a Parent Material Adverse Effect, Parent and each of its subsidiaries: (i) have obtained all Approvals which are required to be obtained under all applicable Environmental Laws by Parent or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required Approvals, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof are not aware of nor have received notice of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against Parent or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by Parent or its subsidiaries (or any of their respective agents) thereunder.

Section 3.17. Intellectual Property. Parent does not own, license or otherwise possess legally enforceable rights to use any patents, trademarks, trade names, services marks, copyrights, or any applications therefor, technology, know-how or tangible or intangible proprietary information or material.

Section 3.18. Insurance. Section 3.18 of the Parent Disclosure Schedule sets forth the following information with respect to each insurance policy to which Parent and any of its subsidiaries are a party, a named insured, or otherwise the beneficiary of coverage (collectively, the "Insured") on the date hereof:

        (a) the name, address, and telephone number of the agent;

        (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

        (c) the policy number, the period of coverage and premium; and

        (d) a description of any retrospective premium adjustments or other loss-sensitive premium arrangements.

With respect to each such insurance policy: (i) to Parent's knowledge, the policy is valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither Parent nor its Subsidiaries is in material breach or default (including with respect to the payment of premiums or the giving of notices); (iv) Parent has delivered or made available true and complete copies of all policies and related indemnity or premium payment agreements to the Company; (v) to Parent's knowledge, the policy has not been amended or modified and no riders have been issued in respect of such policies referred to in (iv) above without the consent of the Company; and (vi) no payment has been made to Parent or any other person under the policy and no notice of claim or potential claim under such policy has been given to the insurer by Parent or other person or entity insured under such policy. Except as set forth in Section 3.18 of the Parent Disclosure Schedule, no notice of actual or potential claim has been given to any insurer under any other insurance policy to which Parent was a party during the past three (3) years.

Section 3.19.  Interested Party Transactions. Except as set forth in Section
3.19 of Parent Disclosure Schedule, since the date of Parent's proxy statement dated April 27, 2001 no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.20. Opinion of Financial Advisor. Parent has received the opinion of its financial advisor, L.E.K. Consulting LLC, that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to Parent's stockholders.

Section 3.21. Brokers. Except as set forth on Section 3.21 of Parent Disclosure Schedule, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their subsidiaries or affiliates. The fees and expenses of the entities listed on Section 3.21 of Parent Disclosure Schedule will be paid by Parent. Parent has heretofore furnished or made available to the

Company a complete and correct copy of all agreements between Parent and the entities listed on Section 3.21 of Parent Disclosure Schedule pursuant to which such firms would be entitled to any payment relating to the transactions contemplated hereunder.

Section 3.22. Change in Control Payments. Except as set forth on Section 3.22 of the Parent Disclosure Schedule, neither Parent nor Merger Sub has any plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of Parent or Merger Sub.

Section 3.23. Voting Requirements. The affirmative vote of a majority of the votes cast by the holders of the issued and outstanding shares of Parent Common Stock entitled to vote thereon as described in Section 5.2 hereof with respect to, (i) amending Parent's certificate of incorporation to increase the number of authorized shares of Parent Common Stock, effect a reverse split with respect to Parent Common Stock, and change the corporate name of Parent; and (ii) amending Parent's 1994 Stock Option Plan to increase the number of shares issuable thereunder are the only votes of the holders of any class or series of Parent's capital stock or other securities necessary to approve the Merger and the other transactions contemplated by this Agreement.

Section 3.24   Formation of Merger Sub; No Prior Activities.

        (a) Merger Sub was formed solel for the purpose of engaging in the transactions contemplated by this Agreement.

        (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 3.25. Disclosure. No representation or warranty made by Parent or Merger Sub in this Agreement, nor any statement contained in any certificate, schedule or other document or instrument delivered by Parent or Merger Sub or their representatives pursuant hereto, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made.


   ARTICLE IV.    CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.1. Conduct of Business by the Company Pending the Merger. Except as expressly contemplated by this Agreement, the Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or agree to do, any of the following without the prior written consent of Parent:

        (a) amend or otherwise change the Certificate of Incorporation or by-laws of the Company;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company (except for (i) the issuance of shares of Company Common Stock issuable pursuant to Stock Options which were granted under the Company Stock Option Plans and are outstanding on the date hereof and (ii) grants of Stock Options under the Company Stock Option Plans for the purchase of a maximum of 50,000 shares of Company Common Stock granted to the individuals identified in Section 4.1(b) of the Company Disclosure Schedule).

        (c) directly or indirectly sell, pledge, dispose of or encumber any assets of the Company (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $50,000 in the aggregate);

        (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or provide that upon the exercise or conversion of any such option, warrant or right the holder thereof shall receive cash, or propose to do any of the foregoing;

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.1(e) of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice in amounts not individually or in the aggregate, in excess of $50,000, make any loans or advances; (iii) enter into or amend any material contract or agreement (except as described on Section 4.1(e) of the Company Disclosure Schedule); (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000 for the Company; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
Section 4.1(e), except, in each case, in connection with the executive employment and consulting agreements described in Section 4.1(f) of the Company Disclosure Schedule;

        (f) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company who are not officers of the Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or, except as described in Section 4.1(f) of the Company Disclosure Schedule, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law and except, in each case, in connection with the executive employment and consulting agreements described in Section 4.1(f) of the Company Disclosure Schedule;

        (g) except as may be required as a result of a change in law or in GAAP, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

        (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

        (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company's financial statements or incurred in the ordinary course of business and consistent with past practice;

        (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, or other reorganization; or

        (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

Section 4.2.   Company Extraordinary Transactions.

        (a) The Company shall not consummate or execute an agreement to consummate any merger, sale of material assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the Merger (any of the foregoing transactions being referred to herein as a "Company Extraordinary Transaction"). The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate or encourage the initiation or continuation of any inquiries or proposals regarding, or engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Company Extraordinary Transaction that, if consummated, would be in lieu of the Merger (an "Alternative Company Extraordinary Transaction"). Notwithstanding anything in this Agreement to the contrary, the Company is expressly permitted to (i) solicit, initiate and encourage the initiation of preliminary, non-binding inquiries and proposals regarding Company Extraordinary Transactions that are not Alternative Company Transactions and (ii) engage in preliminary, non-binding negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Company Extraordinary Transaction that is not an Alternative Company Extraordinary Transaction; provided, however, that in no event shall the Company take any action whatsoever pursuant to the foregoing clauses (i) and
(ii) that (x) would require the Company to make a public disclosure under any circumstances and at any time were the Company a public reporting company under the Exchange Act or under the Securities Act, or (y) would require Parent to amend or supplement any filing made with the SEC made by Parent on of after the date hereof.

        (b) The Company shall immediately notify Parent after receipt of any written proposal for, or any oral proposal reasonably likely to result in the consummation of, an Alternative Company Extraordinary Transaction or a Company Extraordinary Transaction (each referred to herein as a "Company Proposal"), or any modification of or amendment to any Company Proposal, or any request for nonpublic information relating to the Company in connection with a Company Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, a Company Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the material terms of such proposal (including the identity of the parties making such proposal) and whether the Company is providing or intends to provide the person making the Company Proposal with access to information concerning the Company as provided in Section 4.2(c); provided, however, that the Company shall not be obligated to disclose the material terms of such proposal (including the identity of the parties making such proposal) if such disclosure would violate the terms of any confidentiality agreement entered into by the Company prior to the date of this Agreement.

        (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any proposal for an Alternative Company Extraordinary Transaction. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

        (d) The Company shall ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

Section 4.3. Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall not conduct any business other than actions taken by Parent or its subsidiaries in contemplation of the Merger and actions necessary to maintain the corporate existence of Parent and to keep the SEC filings of Parent current, and Parent shall use all reasonable efforts to preserve substantially intact the property and assets of Parent and its subsidiaries, and to keep available all services of the present officers, employees and consultants of Parent and its subsidiaries. By way of amplification and not limitation, except as contemplated by this Agreement, neither Parent nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or agree to do, any of the following without the prior written consent of the
Company:

        (a) amend or otherwise change Parent's Certificate of Incorporation or by-laws or similar organizational documents of any of its subsidiaries;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in Parent or any of its subsidiaries (except for the issuance of shares of Parent Common Stock issuable pursuant to Stock Options which were granted under Parent Stock Option Plans and are outstanding on the date hereof).

        (c) directly or indirectly sell, pledge, dispose of or encumber any assets of Parent or any of its subsidiaries (except for sales or dispositions of cash or cash equivalents to the extent necessary to pay expenses of Parent in connection with the transactions contemplated by this Agreement, maintain the corporate existence of Parent and to conduct its operations as presently conducted);

        (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend to Parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Parent Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Parent Common Stock, or provide that upon the exercise or conversion of any such option, warrant or right the holder thereof shall receive cash, or propose to do any of the foregoing;

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities, except for intercompany indebtedness between Parent and any of its wholly owned subsidiaries or between such wholly owned subsidiaries, or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or make any loans or advances; (iii) enter into or amend any material contract or agreement (except as described on Section 4.3(e) of Parent Disclosure Schedule);

(iv) authorize any capital expenditures or purchase of fixed assets; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.3(e);

        (f) increase the compensation payable or to become payable to its officers or employees or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of Parent or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

        (g) except as may be required as a result of a change in law or in GAAP, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

        (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

        (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in Parent SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice;

        (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, or other reorganization; or

        (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.3 (a) through (j) above, or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect in any material respect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

Section 4.4.   No Solicitation by Parent.

        (a) Parent shall not, directly or indirectly, through any officer, director, employee, representative or agent of Parent or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of material assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Parent or any subsidiaries of Parent other than the Merger (any of the foregoing inquiries or proposals being referred to herein as a "Parent Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Parent Acquisition Proposal or (iii) agree to, approve or recommend any Parent Acquisition Proposal. Notwithstanding any provisions herein to the contrary, in the event that Parent shall receive a bona fide, written Parent Acquisition Proposal that was not solicited by it and did not otherwise result from a breach of this Section 4.4(a), Parent may (i) furnish information with respect to it and its subsidiaries to the person that made such Parent Acquisition Proposal and (ii) participate in discussions and negotiations regarding such Parent Acquisition Proposal; provided, however, that Parent shall be permitted to take the actions referred to in the preceding clauses (i) or (ii) only if (a) Parent gives the Company advance notice as soon as reasonably practical of its intention to take any such action, (b) the Board of Directors of Parent determines in good faith (upon advice of outside legal counsel) that it is required to do so in order to discharge properly its fiduciary duties and (c) the Board of Directors of Parent (after consulting with its financial advisors) concludes in good faith that such Parent Acquisition Proposal provides a reasonable probability of offering terms more favorable to Parent and its common stockholders from a financial point of view than the

Merger, taking into account such factors that are deemed relevant by the Board of Directors of Parent, including without limitation (1) the relative terms and conditions of such Parent Acquisition Proposal and the Merger, (2) all other legal, financial, regulatory and other aspects of such Parent Acquisition Proposal and the Merger, (3) the identity of the person proposing such Parent Acquisition Proposal, (4) the determination by the Parent's Board of Directors as to whether such Parent Acquisition Proposal is reasonably capable of being completed and (5) whether financing for such Parent Acquisition Proposal, to the extent required, as reasonably determined by Parent's Board of Directors, will be available (a Parent Acquisition Proposal meeting the foregoing criteria on its most recently amended or modified terms, if amended or modified, a "Superior Parent Proposal"). Nothing contained in this Section 4.4 shall prohibit the Board of Directors of Parent from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

        (b) Parent shall immediately notify the Company after receipt of any Parent Acquisition Proposal, or any modification of or amendment to any Parent Acquisition Proposal, or any request for nonpublic information relating to Parent or any of its subsidiaries in connection with a Parent Acquisition Proposal or for access to the properties, books or records of Parent or any subsidiary by any person or entity that informs the Board of Directors of Parent or such subsidiary that it is considering making, or has made, a Parent Acquisition Proposal. Such notice to the Company shall be made orally and in writing.

        (c) Parent shall provide the Company with a copy of any Parent Acquisition Proposal received by it and each revised version of such Parent Acquisition Proposal promptly after, and in any event within twenty-four hours of, receipt by Parent of such Parent Acquisition Proposal or revision and shall otherwise keep the Company reasonably informed of the status of such discussions (including providing the Company copies of proposed documents). Any information furnished to the person that made such Parent Acquisition Proposal shall be furnished promptly by Parent to the Company unless such information shall have previously have been furnished to the Company, any such information shall be so furnished to such person pursuant to a confidentiality agreement generally no less favorable to Parent than the terms of the Confidentiality Agreement. Parent shall inform all relevant persons of the obligations undertaken by it in this
Section 4.4.

        (d) Parent shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than the Company and Merger Sub) conducted heretofore with respect to any of the foregoing. Parent agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which Parent is a party.

        (e) Parent shall ensure that the officers, directors and employees of Parent and its subsidiaries and any investment banker or other advisor or representative retained by Parent are aware of the restrictions described in this Section 4.4.

        (f) Parent's Board of Directors shall not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company its approval or recommendation of the Merger or the Parent Stockholder Actions in response to a Superior Parent Proposal or any other Parent Acquisition Proposal unless Parent's Board of Directors determines in good faith, in accordance with the provisions set forth in Section 4.4(a), that such Point Acquisition Proposal is a Superior Parent Proposal and determines in good faith, and upon the advice of outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Parent's stockholders under applicable law.

   ARTICLE V.     ADDITIONAL AGREEMENTS

Section 5.1.   Proxy Statements; Registration Statement.

        (a) As promptly as reasonably practicable after the execution of this Agreement, (i) Parent shall prepare and file with the SEC a preliminary proxy statement (together with any amendments thereof or supplements thereto, the "Parent Proxy Statement") relating to the Merger and the transactions contemplated by this Agreement, (ii) the Company shall prepare a proxy statement (together with any amendments thereof or supplements thereto, the "Company Proxy Statement") relating to the Company Stockholders' Meeting, and (iii) Parent shall prepare and file the Registration Statement in which the Parent Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and the Parent Proxy Statement. Parent shall furnish all information concerning Parent as the Company may reasonably request in connection with such actions and the preparation of the Company Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, Parent shall mail the Parent Proxy Statement to its stockholders and the Company shall mail the Company Proxy Statement to its stockholders.

        (b) No amendment or supplement to the Parent Proxy Statement or the Company Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Parent Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

        (c) The information supplied by Parent for inclusion in the Registration Statement and the Company Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders' Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Company Proxy Statement should be discovered by Parent, Parent shall promptly inform the Company thereof. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

        (d) The information supplied by the Company for inclusion in the Registration Statement and the Parent Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Parent Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholders' Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or the Parent Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent.

Section 5.2. Stockholders Meetings. The Company and Parent shall call and hold their respective Stockholders Meetings as promptly as reasonably practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the adoption of the Merger Agreement, in the case of the Company's stockholders, and the approval of the Parent Stockholder Actions, in the case of Parent's stockholders, and Parent and the Company shall use their reasonable best efforts to hold the Stockholders Meetings on the same day (and at the same time of such day) and as soon as reasonably practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the respective directors of the Company and Parent, as determined by such directors in good faith after consultation with and based upon the written advice of their respective outside legal counsel, the Company and Parent shall (i) recommend approval of the transactions contemplated by this Agreement by the stockholders of Parent and the Company, respectively, and include in the Proxy Statements such recommendation and (ii) use all reasonable efforts to solicit from their respective stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby and, in the case of Parent, the Parent Stockholder Actions, and each party shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals and will otherwise comply with all legal requirements applicable to such meetings.

Section 5.3. Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the Confidentiality Agreement, dated February 27, 2001 (the "Confidentiality Agreement"), among Parent, the Company and L.E.K. Consulting, LLC.

Section 5.4. Consents; Approvals. The Company and Parent shall each use all reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Proxy Statements and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

Section 5.5. Agreements with Respect to Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter") identifying all persons who are, at the time of Company Stockholders' Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"). The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in connection with restrictions on affiliates under Rule 145 in substantially the form of Exhibit 5.5.

Section 5.6.   Indemnification and Insurance.

        (a) The certificate of incorporation of Parent shall contain the provisions with respect to indemnification as currently in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of Parent, unless such modification is required by law.

        (b) After the Effective Time, Parent shall, to the fullest extent permitted under applicable law or under its certificate of incorporation as in effect at the Effective Time, indemnify and hold harmless each present and former director or officer of the Parent (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in its certificate of incorporation for a period of six years after the Effective Time.

        (c) For a period of six years after the Effective Time, Parent shall maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Parent's directors' and officers' liability insurance policies (copies of which has been made available to the Company) on terms comparable to those now applicable to said directors and officers; provided, however, that in no event shall Parent be required to expend in excess of 175% of the annual premium currently paid by Parent for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent shall purchase a policy with the greatest coverage available for such 175% of the annual premium.

        (d) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Indemnified Parties, shall be binding on all successors and assigns of Parent and shall be enforceable by the Indemnified Parties.

Section 5.7. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) or 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

Section 5.8. Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

Section 5.9. Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld;

provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of outside counsel be required by law.

Section 5.10. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

Section 5.11. Accountants' Letters. Upon reasonable notice from the other, the Company and Parent shall use their respective best efforts to cause Ernst & Young or PricewaterhouseCoopers, respectively, to deliver to Parent or the Company, as the case may be, a letter, dated within two (2) business days of the effective date of the Registration Statement covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters. In connection with Parent's efforts to obtain such letter, if requested by PricewaterhouseCoopers, the Company shall provide a representation letter to PricewaterhouseCoopers complying with the statement on Auditing Standards No. 72 ("SAS 72"), if then required. In connection with the Company's efforts to obtain such letter, if requested by Ernst & Young, Parent shall provide a representation letter to Ernst & Young complying with SAS 72, if then required.

Section 5.12. SEC Reports. Parent shall file all forms, reports and documents required to be filed with the SEC after the date hereof and prior to the Effective Time (collectively, the "Subsequent Reports"). The Subsequent Reports shall (i) be prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, the Parent Proxy Statement shall not be included in the definition of a Subsequent Report for purposes of this sentence.

Section 5.13. Parent Records. Prior to the Effective Time, Parent shall use commercially reasonable efforts to collect at the principal office of Parent all books and records of Parent and its subsidiaries, including originals of all contracts to which Parent or any of its subsidiaries is a party.

Section 5.14. Financing Statements. Parent shall use commercially reasonable efforts to have terminated all UCC-1 financing statements which name Parent as debtor prior to the Effective Time.


   ARTICLE VI.    CONDITIONS TO THE MERGER

Section 6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statements shall have been initiated or threatened by the SEC;

        (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the MBCL and the Parent Stockholder Actions shall have been approved by the requisite vote of the stockholders of Parent in accordance with the DGCL;

        (c) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger;

        (d) Blue Sky Laws. All material permits and other authorizations necessary under the Blue Sky Laws to issue shares of Parent Common Stock pursuant to the Merger shall have been obtained;

        (e) Final Net Available Cash. The Final Net Available Cash of Parent, as calculated in accordance with Section 1.14, shall not be less than $8,000,000; and

        (f) Conversion of Preferred Stock. Each outstanding share of Company Preferred Stock shall have been converted into shares of Company Common Stock immediately prior to the Effective Time.

        (g) Consent of Warrant Holders. Each holder of a Company Warrant shall have consented to the form and substance of the warrants to be issued by Parent for each Company Warrant assumed by Parent pursuant to Section 1.6(d).

Section 6.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and Parent and Merger Sub shall have received (x) a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company and (y) a certificate of the Company's treasurer as to the number of shares of Company Common Stock and Company Preferred Stock issued and outstanding as of the Effective Time (or as of a date as close as reasonably practicable to the Effective Time);

        (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company;

        (c) Opinion of Counsel. Parent shall have received a legal opinion from Ropes & Gray, legal counsel to the Company, in substantially the form attached hereto as Exhibit 6.2(c);

        (d) Tax Opinion. Parent shall have received a written opinion from Paul, Hastings, Janofsky & Walker LLP, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

        (e) Fairness Opinion. The fairness opinion referred to in Section 3.20 shall not have been withdrawn, amended or modified in any material respect;

        (f) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders could not reasonably be expected to (i) have a Company Material
Adverse Effect or (ii) delay or prevent the consummation of the Merger;

        (g) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letters as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect:

        (h) Company Material Adverse Change. The Company shall not have suffered a material adverse change in its assets, liabilities, prospects, financial condition or operations (a "Company Material Adverse Change"); provided, however, that it shall not be deemed a Company Material Adverse Change solely and exclusively because: (i) the Company shall receive or learn of negative or adverse clinical or other data in any clinical trials relating to the safety, efficacy or other performance of PT-100 or any other drug, compound, technology, process, or product of the Company ("Other Company Products"), (ii) negative or adverse results in pre-clinical research and development activities involving PT-100 or any of its analogues; (iii) there occurs a discovery, development, commercialization or marketing of any drug, compound, technology, process or product of any other person that competes with or could compete with PT-100 or any Other Company Product; or (iv) a change in any facts or circumstances relating to the United States economy generally or the biotechnology or pharmaceutical industries.

        (i) Dissenting Shares. Holders of no more than 5% of the aggregate number of shares of Company Common Stock and Company Preferred Stock (on an as-converted basis) outstanding immediately prior to the Closing Date shall have complied with all requirements for perfecting stockholders' rights of appraisal as set forth under the MBCL with respect to such shares.

Section 6.3. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, and the Company shall have received (x) a certificate to such effect signed by an executive officer and the Chairman of the Board of Parent and (y) a certificate of the Parent's transfer agent and an executive officer of Parent as to the number of shares of Parent Common Stock and Parent Preferred Stock issued and outstanding as of the Effective Time (or as of a date as close as reasonably practicable to the Effective Time);

        (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by an executive officer and the Chairman of the Board of Parent;

        (c) Opinion of Counsel. The Company shall have received a legal opinion from Paul, Hastings, Janofsky & Walker LLP, legal counsel to Parent, in substantially the form attached hereto as Exhibit 6.3(c);

        (d) Tax Opinion. The Company shall have received a written opinion of Ropes & Gray, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

        (e) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent, except where the failure to receive such consents, waivers, approvals, authorizations or orders could not reasonably be expected to (i) have a Parent Material Adverse Effect, or (ii) delay or prevent the consummation of the Merger;

        (f) Certificate of Incorporation, By-laws. The Certificate of Incorporation of Parent shall have been amended by the filing of an amendment substantially similar to the form of the Certificate of Amendment attached hereto as Exhibit 6.3(f) (provided, however, that the parties shall mutually agree to the terms of the stock split with respect to the Parent Shares prior to filing the Registration Statement pursuant to Section 5.1), and the Company shall have received satisfactory evidence thereof; the by-laws of Parent shall have been amended and restated in the form attached hereto as Exhibit 6.3(f), and the Company shall have received satisfactory evidence thereof;

        (g) Directors and Officers. Effective as of the Effective Time, the current officers and directors of Parent shall have resigned, the persons named on Exhibit 6.3(g) shall be elected as the directors of the Parent and the persons named on Exhibit 6.3(g) shall have been appointed as the officers of Parent, each to hold office until their respective successors are duly elected or appointed and qualified; and

        (h) Insurance. (i) The Parent Products Liability Policy shall be in full force and effect; (ii) the Parent Directors and Officers Liability Policy shall be in full force and effect; and (iii) Parent shall have obtained a six-year extension of coverage under the Parent Directors and Officers Liability Policy for acts occurring prior to the Effective Time on substantially the same terms and conditions as under the current Parent Directors and Officers Liability Policy and consistent with the premium limitations described in Section 5.6(d).

        (i) Parent Material Adverse Change. Parent shall not have suffered a material adverse change in its assets, liabilities or financial condition that materially and adversely affects the ability of Parent to consummate the transactions contemplated by this Agreement.

ARTICLE VII.       TERMINATION

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

        (b) by either Parent or the Company if the Merger shall not have been consummated on or before the earlier of (i) 120 days after the filing of the Parent Proxy Statement with the SEC or (ii) March 15, 2002 (the "Termination Date") (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); provided, however, that the Termination Date may be extended pursuant to Section 7.4;

        (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.4 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

        (d) by Parent (i) if any representation or warranty of the Company set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company set forth in this

Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied (either (i) or (ii) above being a "Company Terminating Breach"), provided, however, that if such Company Terminating Breach is curable by the Company through the exercise of its best efforts and for as long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 7.1(d);

        (e) by the Company, (i) if any representation or warranty of Parent or Merger Sub set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied (either (i) or (ii) above being a "Parent Terminating Breach"), provided, however, that if such Parent Terminating Breach is curable by Parent through the exercise of its best efforts and for as long as Parent continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 7.1(e);

        (f) by Parent if the Board of Directors of Parent shall have authorized Parent, subject to complying with the terms of this Agreement, to enter into a definitive agreement with respect to a Superior Parent Proposal and Parent shall have notified the Company in writing that it intends to enter into such an agreement (which notification shall include a summary of the material terms of such Superior Parent Proposal); provided, however, that such termination pursuant to this Section 7.1(g) shall not be effective unless and until Parent shall have paid to the Company the fee described in Section 7.5(c) hereof and shall have complied with Section 4.4 hereof;

        (g) by the Company in the event that the Parent Stockholder Actions shall fail to receive the requisite vote for approval at the Parent Stockholders' Meeting or any adjournments or postponements thereof; or

        (h) by Parent in the event that the Merger and other transactions contemplated by this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders' Meeting or any adjournments or postponements thereof.

Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Sections 7.3 and 7.5 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof occurring prior to termination. The Confidentiality Agreement shall survive termination of this Agreement as set forth therein.

Section 7.3.   Fees and Expenses. Except as set forth in this Section 7.3 and
Section 7.5, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 7.4. Parent's Right to Participate in Future Equity Financing. At any time during the period beginning ten (10) days before the Termination Date and ending on the Termination Date, Parent may, at its sole option, elect to extend the Termination Date for purposes of Section 7.1(b) of this Agreement for an additional fourteen (14) days (the "Extension Option") by notifying the Company in writing and paying the Company a fee of $250,000 (the "Extension Fee"), subject to the following conditions: (i) this Agreement is in full force and effect on the date upon which Parent exercises the Extension Option; (ii) Parent is exercising the Extension Option solely for purposes of attempting to obtain the approval of the Parent Stockholder Actions; (iii) Parent is not in breach of this Agreement on the date upon which Parent exercises the Extension Option;
(iv) neither the Company nor Parent has given notice of termination pursuant to any provision of Section 7.1; (v) the Extension Fee shall have been paid by Parent and received by the Company on or before the Termination Date by wire transfer of immediately available funds. In the event that Parent exercises the Extension Option in accordance with the terms of the prior sentence, the Termination Date for purposes of Section 7.1(b) of this Agreement shall be changed to the date that is fourteen (14) days after the then-current Termination Date. The Extension Option may be exercised no more than once. Exercise of the Extension Option shall not constitute a waiver or cure of any breach by Parent of any representation, warranty or agreement herein. In the event that (A) Parent does not exercise the Extension Option and (B) the

Company elects in its sole discretion to terminate this Agreement pursuant to
Section 7.1(b), Parent shall have the right to participate in any equity financing engaged in by the Company that is expected by the Company to close (or become the subject of a written term sheet or binding agreement) on or before the date that is sixty (60) days after the Termination Date (a "Company Financing"). Within twenty (20) days of the anticipated closing date of a Company Financing, the Company shall provide Parent with written notice of its intent to close the Company Financing, at which time Parent will have (10) days to notify the Company in writing of its intent to participate in the Company Financing. Parent shall have the right to purchase at the closing of the Company Financing up to the number of shares equal to the aggregate number of shares being purchased by the other investors participating in such financing. Such right to participate will be at the same price and on the same terms and conditions offered to the other investors participating in the Company Financing. Notwithstanding the foregoing, the Company may at any time and in its sole discretion terminate a Company Financing. Notwithstanding anything in this
Section 7.4 to the contrary, Parent shall not have the right to participate in any Company Financing in the event that a vote of the stockholders of Parent is taken and such stockholders fail to approve the Parent Stockholder Actions.

Section 7.5.   Expense Payments Upon Termination.

        (a) Upon execution of this Agreement, Parent shall pay to the Company $500,000 (the "Company Lock-Up Fee").

        (b) Parent shall forfeit to the Company the Company Lock-Up Fee, and the Company shall have no obligation to repay such amount to Parent, in the event that: (i) this Agreement is terminated by the Company or Parent pursuant to
Section 7.1(b) other than by reason of a failure of the Company to fulfill any of its obligations under this Agreement such that any such failure causes or results in the failure of the Merger to occur on or before the Termination Date,
(ii) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(c) in the event that the party that initiated the action or proceeding to restrain, enjoin or otherwise prohibit the Merger is a stockholder of Parent,
(iii) this Agreement is terminated by the Company pursuant to Section 7.1(e), or
(iv) this Agreement is terminated by the Company pursuant to Section 7.1(g).

        (c) Parent shall forfeit to the Company $250,000 of the Company Lock-Up Fee (the "Alternative Fee") in the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(c) for any reason other than the reasons expressly described in Section 7.5(b)(ii) or 7.5(e)(ii). In such event, the Company shall pay Parent $250,000 (representing a return of the remaining Company Lock-Up Fee) by wire transfer of immediately available funds within two business days after the event described above.

        (d) Parent shall forfeit to the Company the Company Lock-Up Fee and shall pay to the Company an additional $650,000 fee (the "Break-Up Fee") in the event that this Agreement is terminated by Parent pursuant to Section 7.1(f). Parent shall pay the Break-Up Fee to the Company by wire transfer of immediately available funds immediately upon the termination of this Agreement. In the event that Parent has paid the Extension Fee pursuant to Section 7.4, an additional amount of $250,000 shall be credited against the payment of the Break-Up Fee.

        (e) The Company shall pay Parent $1,000,000 (representing a return of the Company Lock-Up Fee and an additional $500,000 fee) (in aggregate, the "Parent Fee") in the event that: (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b) by reason of a failure of the Company to fulfill any of its obligations under this Agreement such that any such failure causes or results in the failure of the Merger to occur on or before the Termination Date, (ii) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(c) provided that the party that initiated the action or proceeding to restrain, enjoin or otherwise prohibit the Merger is a stockholder of the Company, (iii) this Agreement is terminated by Parent pursuant to Section 7.1(d); or (iv) this Agreement is terminated by Parent pursuant to Section 7.1(h) by reason of the Company's failure to receive the requisite vote for approval at the Company Stockholders' Meeting. The Company shall pay the Parent Fee to Parent by wire transfer of immediately available funds within two business days after the events described in clauses.

        (f) Each Party's sole and exclusive remedy with respect to a Company Terminating Breach or a Parent Terminating Breach, as the case may be, shall be pursuant to the termination provisions set forth in Section 7.1 and the provisions for fees payable to such Party set forth in this Section 7.5. Each Party acknowledges and agrees that (i) the damages caused by such a breach are uncertain in amount and would be difficult to prove, (ii) that the amount of the fees set forth in this Section 7.1 are reasonable estimates of such damages in the light of the anticipated or actual loss caused by such a breach and (iii) the fees payable under this Section 7.5 shall be deemed to be payments of liquidated damages.

   ARTICLE VIII.  GENERAL PROVISIONS

Section 8.1. Effectiveness of Representations, Warranties and Agreements, Etc. Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.7, the second sentence of Section 5.8, 7.4 and
7.5 shall survive the Effective Time indefinitely and those set forth in Section
7.3 shall survive such termination indefinitely.

Section 8.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation of receipt, to the facsimile numbers specified below (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Parent or Merger Sub:

                  HMSR Inc.
                  140 Locke Drive
                  Marlborough, MA  01752

                  Tel:  508-490-9521
                  Fax:  508-485-6045
                  Attention:  Chairman of the Board

           With a copy to:

                  Luke P. Iovine, III, Esq.
                  Paul, Hastings, Janofsky & Walker LLP
                  399 Park Avenue
                  New York, NY 10022

                  Tel:  212-318-6000
                  Fax:  212-319-4090

If to the Company:

                  Point Therapeutics, Inc.
                  75 Kneeland Street
                  Boston, MA  02111

                  Tel:  617-636-0676
                  Fax:  617-636-0675
                  Attention:  Donald Kiepert, President and CEO

           With a copy to:

                  Steven A. Wilcox, Esq.
                  Ropes & Gray
                  One International Place
                  Boston, MA  02110

                  Fax No.: (617) 951-7000
                  Telephone No.: (617) 951-7319

Section 8.3.   Certain Definitions.  For purposes of this Agreement, the term:

        (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

        (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

        (c) "business day" means any day other than a day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed.

        (d) "Company Material Adverse Effect" means any change or effect, individually or in the aggregate, that is or may be reasonably expected (i) to be materially adverse to the assets (including intangibles), liabilities, obligations, business, financial condition, operations, or results of operations of the Company or (ii) to materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement or materially impair or delay the Company's ability to perform its obligations hereunder.

        (e) "Company Preferred Stock" means, collectively, the Company's Series A Convertible Preferred Stock, no par value, and the Company's Series B Convertible Preferred Stock, no par value.

        (f) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

        (g) "knowledge" means actual knowledge after reasonable investigation by the individual officers and employees who would reasonably be expected to have knowledge of the matter in question. An individual will be deemed to have "knowledge" of a particular fact or matter if: (a) such individual is actually aware of such fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

        (h) "liens" means all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

        (i) "GAAP" means United States generally accepted accounting principles.

        (j) "Net Available Cash" means, as of a specific date, determined in accordance with generally accepted accounting principles (other than exclusions for immateriality) applied on a basis consistent with prior periods, the amount equal to (1) the aggregate amount of cash, cash equivalents, marketable securities and short term investments minus (2) the aggregate amount of all liabilities.

        (k) "Number of Shares of Company Common Stock Outstanding on a Fully Diluted Basis" means, with respect to a specific date, the number equal to the sum of (i) the number of shares of Company Common Stock then outstanding, (ii) the number of shares of Company Common Stock into which the shares of Company Preferred Stock then outstanding are then convertible (assuming, for this purpose, that all shares of Company Preferred Stock then outstanding were fully convertible at such time), and (iii) the number of shares of Company Common Stock into which the Stock Options then outstanding and the Company Warrants then outstanding are then exercisable (assuming, for this purpose, that all Stock Options and Company Warrants then outstanding were fully exercisable at such time).

        (l) "Number of Shares of Parent Common Stock Outstanding on a Fully Diluted Basis" means, with respect to a specific date, the number equal to the sum of (i) the number of shares of Parent Common Stock then outstanding, (ii) the number of shares of Parent Common Stock into which the shares of Parent Preferred Stock then outstanding are then convertible (assuming, for this purpose, that all shares of Parent Preferred Stock then outstanding were fully convertible at such time), and (iii) the number of shares of Parent Common Stock into which the options to purchase Parent Common Stock then outstanding and warrants to purchase Parent Common Stock then outstanding are then exercisable (assuming, for this purpose, that all such options and warrants then outstanding were fully exercisable at such time).

        (m) "PT-100" shall mean the compound ValboroPro (C9H19BN2O3) referred to as "PT-100" by the Company.

        (n) "Parent Directors and Officers Liability Policy" means the Directors and Officers Liability Insurance Policy issued to Parent by Genesis Insurance Company for the policy period April 7, 2001, to April 7, 2002.

        (o) "Parent Material Adverse Effect" means any change or effect, individually or in the aggregate, that is or may be reasonably expected (i) to be materially adverse to the assets (including intangibles), liabilities, obligations, business, financial condition, operations, or results of operations of Parent or its subsidiaries, taken as a whole or (ii) to materially or adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement or materially impair or delay Parent's ability to perform its obligations hereunder.

        (p) "Parent Products Liability Policy" means the Products Liability Policy issued to Parent by Columbia Casualty Company for the policy period September 21, 2000, to September 21, 2006.

        (q) "Parent Stockholder Actions" means actions of Parent to: (i) amend the certificate of incorporation of Parent to authorize the issuance of additional shares of Parent Common Stock, to effect a reverse split with respect to Parent Common Stock and change the corporate name of Parent; and (ii) amend Parent's 1994 Stock Option Plan to increase the number of shares issuable thereunder.

        (r) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

        (s) "Preferred Stock Conversion Agreement" means the Preferred Stock Conversion Agreement, dated as of the date hereof, by and among the Company and the holders of Company Preferred Stock named therein, a copy of which is attached hereto as Exhibit 8.3(s).

        (t) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 8.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 8.6. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.8. Entire Agreement. This Agreement constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.9. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

Section 8.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

Section 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

Section 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.14.  Consent to Jurisdiction.  Each of the parties hereto:


        (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute;

        (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

        (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any Court other than such courts;

        (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 8.2 or at such other address of which a party shall have been notified pursuant thereto; and

        (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.


                     [This space intentionally left blank.]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


HMSR INC.                                    POINT THERAPEUTICS, INC.


By:  /s/ John F. McGuire, III                By:   /s/ Donald R. Kiepert, Jr.
     -------------------------------               -----------------------------
     Name:  John F. McGuire, III                   Name:  Donald R. Kiepert, Jr.
     Title: Executive Officer                      Title: President

                                              By:  /s/ Richard Small
                                                   -----------------------------
                                                   Name:  Richard Small
                                                   Title: Treasurer


PT ACQUISITION CORP.


By: John F. McGuire, III
    --------------------------------
    Name:  John F. McGuire, III
    Title:   President